Exhibit 99.1

Mersana Therapeutics Provides Business Update and Announces
Third Quarter 2022 Financial Results

-	Completed enrollment in UPLIFT clinical trial; topline data expected mid-2023; potential Biologics License Application (BLA) submission anticipated by the end of 2023

-	Initiated patient enrollment and dosing in Phase 1 clinical trial of XMT-1660

-	Strengthened balance sheet with $100 million upfront fee from GSK for option to co-develop and commercialize XMT-2056

-	Conference call today at 8:00 a.m. ET

CAMBRIDGE, Mass., November 7, 2022 – Mersana Therapeutics, Inc. (NASDAQ: MRSN), a clinical-stage biopharmaceutical company focused on discovering and developing a pipeline of antibody-drug conjugates (ADCs) targeting cancers in areas of high unmet medical need, today provided a business update and reported financial results for the third quarter ended September 30, 2022.

“The year 2022 has already been an incredibly productive period for Mersana as we have advanced UpRi, expanded our clinical pipeline and strengthened our balance sheet with two notable partnerships,” said Anna Protopapas, President and Chief Executive Officer of Mersana Therapeutics. “With significant support from global investigators, we were able to enroll approximately 270 patients in UPLIFT within just one year, positioning us for a planned top-line data readout and potential BLA submission next year. We also initiated UP-NEXT, our randomized Phase 3 clinical trial that has the potential to be our post-approval confirmatory trial in the United States, support approvals in other countries and bring UpRi into an earlier disease setting. Additionally, we view our recent collaborations as a reflection of the progress we have made in advancing our three innovative platforms and our position as a partner of choice within the ADC field. We believe these accomplishments strengthen our foundation and will enable us to enter 2023 with momentum.”

Strategic Goals, Recent Developments and Anticipated Milestones

•	Build Upifitamab Rilsodotin (UpRi), a First-in-Class NaPi2b-Targeting ADC, into a Foundational Medicine in Ovarian Cancer

-	Completed Enrollment in UPLIFT Registrational Trial: UpRi is a first-in-class NaPi2b-targeting ADC with a novel scaffold-linker-payload that enables high drug-to-antibody ratio and controlled bystander effect. The trial’s primary endpoint is the objective response rate (ORR) in the NaPi2b positive population, and secondary endpoints include the ORR in the overall population, as well as duration of objective response and incidence and severity of adverse events. While analysis of patient biopsies is ongoing, the company has already exceeded its minimum targeted number of NaPi2b-positive patients necessary for the primary endpoint analysis. The company plans to report topline data from the trial in mid-2023 and, assuming positive data, submit a potential BLA for UpRi for the treatment of patients with platinum-resistant ovarian cancer to the U.S. Food and Drug Administration (FDA) by the end of 2023.

-	Initiated Patient Enrollment and Dosing in UP-NEXT Trial: Patient dosing is now underway in UP-NEXT, the company’s Phase 3 clinical trial of UpRi as monotherapy maintenance following treatment with platinum doublets in recurrent platinum-sensitive ovarian cancer. If successful, UP-NEXT could serve as a post-approval confirmatory trial in the United States, support potential approvals outside of the United States and support UpRi’s expansion into earlier lines of therapy.

-	Nearing Completion of Dose Escalation in UPGRADE-A Trial: The dose escalation portion of UPGRADE-A, the company’s Phase 1/2 trial of UpRi in combination with carboplatin, is now nearly complete. The company expects to enter the dose expansion portion of UPGRADE-A in the first quarter of 2023 and plans to present data from the trial in the second half of 2023.

•	Build a Pipeline of Highly Impactful Cancer Medicines

-	Initiated Phase 1 Patient Dosing and Received Fast Track Designation for XMT-1660: XMT-1660 is a B7-H4-directed Dolasynthen ADC with a precise, target-optimized drug-to-antibody ratio (DAR 6) and Mersana’s clinically validated DolaLock microtubule inhibitor payload with controlled bystander effect. The company has initiated patient dosing in its multicenter Phase 1 trial investigating XMT-1660 in patients with breast, endometrial and ovarian cancers. The FDA has granted Fast Track designation to XMT-1660 for the treatment of adult patients with advanced or metastatic triple-negative breast cancer.

-	Readying for Initiation of XMT-2056 Phase 1 Trial: XMT-2056 is a systemically administered Immunosynthen STING agonist ADC (DAR 8) that is designed to target a novel HER2 epitope and locally activate STING signaling in both tumor-resident immune cells and in tumor cells, providing the potential to treat patients with HER2-high or -low tumors as monotherapy or in combination with standard-of-care agents. The company expects to initiate a multicenter Phase 1 open-label trial of XMT-2056 in previously treated patients with advanced/recurrent solid tumors expressing HER2, including breast, gastric, colorectal and non-small-cell lung cancers later in the fourth quarter of 2022.

•	Build Mersana with Strategic Partners

-	Received $100 Million Upfront Option Purchase Fee from GSK: In August 2022, Mersana announced a global collaboration providing GSK plc an exclusive option to co-develop and commercialize XMT-2056. Under the terms of the agreement, Mersana received an upfront option purchase fee of $100 million. Mersana is also eligible to receive up to $1.36 billion in the form of an option exercise payment and development, regulatory and commercial milestone payments if GSK exercises its option. Mersana has retained options to profit-share and to co-promote in the United States. If it exercises its profit-share option, Mersana will be eligible to receive tiered royalties on net sales outside of the United States. If Mersana does not elect to profit-share, it is eligible to receive double-digit tiered royalties on global net sales.

Third Quarter 2022 Financial Results

•	Net cash provided by operating activities in the third quarter of 2022, including the impact of the aforementioned $100 million upfront payment from GSK, was $54.6 million.

•	Cash, cash equivalents and marketable securities as of September 30, 2022, were $290.1 million, compared to cash and cash equivalents of $177.9 million as of December 31, 2021. Mersana expects that its available funds will be sufficient to support its operating plan commitments into the first half of 2024.

•	Collaboration revenue for the third quarter of 2022 was $5.6 million, compared to an immaterial amount for the same period in 2021. The year-over-year increase was primarily related to the company’s recent collaboration agreements with Janssen and GSK.

•	Research and development (R&D) expenses for the third quarter of 2022 were $50.6 million, compared to $35.3 million for the same period in 2021. Included in third quarter 2022 R&D expenses were $2.9 million in non-cash stock-based compensation expenses. The year-over-year increase in R&D expenses was primarily related to higher manufacturing and clinical costs related to UpRi and to an increase in headcount.

•	General and administrative (G&A) expenses for the third quarter of 2022 were $14.6 million, compared to $10.1 million during the same period in 2021. Included in third quarter 2022 G&A expenses were $2.5 million in non-cash stock-based compensation expenses. The year-over-year increase in G&A expenses was primarily related to increases in consulting and professional fees, and in headcount.

•	Net loss for the third quarter of 2022 was $59.8 million, or $0.61 per share, compared to a net loss of $45.5 million, or $0.63 per share, for the same period in 2021.

Conference Call Reminder

Mersana will host a conference call today at 8:00 a.m. ET to discuss business updates and its financial results for the third quarter of 2022. To access the call, please dial 646-307-1963 (domestic) or 800-715-9871 (international) and provide the Conference ID 9941053. A live webcast of the presentation will be available on the Investors & Media section of the Mersana website at www.mersana.com, and a replay of the webcast will be available in the same location following the conference call for approximately 90 days.

About Mersana Therapeutics

Mersana Therapeutics is a clinical-stage biopharmaceutical company using its differentiated and proprietary ADC platforms to rapidly develop novel ADCs with optimal efficacy, safety and tolerability to meaningfully improve the lives of people fighting cancer. Mersana’s lead product candidate, upifitamab rilsodotin (UpRi), is a Dolaflexin ADC targeting NaPi2b that is being studied in UPLIFT, a single-arm registrational trial in patients with platinum-resistant ovarian cancer; UPGRADE, a Phase 1/2 umbrella trial evaluating UpRi in combination with other ovarian cancer therapies; and UP-NEXT, a Phase 3 clinical trial of UpRi as monotherapy maintenance following treatment with platinum doublets in recurrent platinum-sensitive ovarian cancer. Mersana is also advancing XMT-1660, a Dolasynthen ADC targeting B7-H4, and XMT-2056, an Immunosynthen ADC targeting a novel epitope of human epidermal growth factor receptor 2 (HER2), in addition to other earlier-stage assets. In addition, multiple partners are using Mersana’s platforms to advance their ADC pipelines. Mersana Therapeutics was named among the 2021 Top Places to Work in Massachusetts by The Boston Globe. Mersana routinely posts information that may be useful to investors on the “Investors & Media” section of its website at www.mersana.com.

Forward-Looking Statements

This press release contains “forward-looking” statements and information within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements concerning the therapeutic potential of Mersana’s product candidates; the potential of Mersana’s platforms and technology; the design, progression, timing and objectives of Mersana’s clinical trials and the release of data from those trials, including UPLIFT; Mersana’s potential BLA submission for UpRi; Mersana’s anticipated initiation of its Phase 1 clinical trial of XMT-2056 and the dose expansion portion of its UPGRADE trial; the ability of trial results to support marketing approvals or other objectives; the development and potential of Mersana’s pipeline of ADC candidates; Mersana’s expected cash runway; GSK’s potential exercise of its option for a license to co-develop and commercialize XMT-2056; Mersana’s options to share in U.S. profits and losses and/or to co-promote licensed products pursuant to its agreement with GSK; and potential option exercise, milestone and royalty revenues under Mersana’s collaboration and license agreements. Mersana may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in these forward-looking statements as a result of various factors, including, among other things, uncertainties inherent in research and development, in the initiation of clinical trials and in the clinical development of Mersana’s product candidates; the risk that Mersana’s anticipated clinical trials may not be initiated on schedule, if at all; the risk that Mersana may not realize the intended benefits of its platforms, technology and collaborations, including that GSK may not exercise its option for a license; whether the outcomes of preclinical studies will be predictive of clinical trial results; whether initial or interim results from a clinical trial will be predictive of the final results of the trial or the results of future trials; risks to clinical trial site initiation, patient enrollment and follow-up, as well as to Mersana’s and its collaborators’ abilities to meet other anticipated deadlines and milestones, whether presented by the ongoing COVID-19 pandemic or otherwise; the risk that Mersana’s projections regarding its expected cash runway are inaccurate or that its conduct of its business requires more cash than anticipated; the risk that any of Mersana’s collaborators fail to make any payments owed to Mersana; and other important factors, any of which could cause Mersana’s actual results to differ from those contained in the forward-looking statements, that are described in greater detail in the section entitled “Risk Factors” in Mersana’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on August 8, 2022, as well as in other filings Mersana may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and Mersana expressly disclaims any obligation to update any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise, except as otherwise required by law.

Mersana Therapeutics, Inc.

Selected Condensed Consolidated Balance Sheet Data

(in thousands and unaudited)

	September 30, 2022	December 31, 2021
Cash, cash equivalents and marketable securities	$290,126	$177,947
Working capital(1)	211,243	141,375
Total assets	314,850	206,111
Total stockholders' equity	90,229	121,741

(1) The Company defines working capital as current assets less current liabilities.

Mersana Therapeutics, Inc.

Condensed Consolidated Statement of Operations

(in thousands, except share and per share data, and unaudited)

	Three months ended		Nine months ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Collaboration revenue	$5,573	$11	$11,893	$32
Operating expenses:
Research and development	50,639	35,275	127,676	94,645
General and administrative	14,573	10,124	42,158	26,214
Total operating expenses	65,212	45,399	169,834	120,859
Total other income (expense), net	(172)	(83)	(1,347)	(250)
Net loss	(59,811)	(45,471)	(159,288)	(121,077)
Net loss per share — basic and diluted	$(0.61)	$(0.63)	$(1.75)	$(1.73)
Weighted-average number of common shares — basic and diluted	97,641,936	71,753,004	91,173,989	70,129,236

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Contact:

Jason Fredette

617-498-0020

jason.fredette@mersana.com